Exhibit 99.1

Actuant Reports Fourth Quarter and Full Year Fiscal 2015 Results; Provides 2016 Guidance

MILWAUKEE--(BUSINESS WIRE)--September 30, 2015--Actuant Corporation (NYSE: ATU) today announced results for its fourth quarter and fiscal year ended August 31, 2015.

Fourth Quarter Highlights

  Fourth quarter total sales declined 15% year-over-year with 8% attributable to the strengthening of the US dollar. Core sales were down 7% (total sales excluding the impact of acquisitions, divestitures and foreign currency rate changes).
  Diluted earnings per share (“EPS”) were $0.37 in the fourth quarter of fiscal 2015 versus $0.47 in the prior year, which excluded a $0.04 divestiture gain (see “Consolidated Results” below and attached reconciliation of earnings).
  Continued tight cost control with the year-over-year percentage reduction in selling, administrative and engineering (SA&E) expense exceeding that of the sales decline for the second consecutive quarter.
  Strong fourth quarter free cash flow resulting in full year free cash flow conversion of over 100% of net earnings for the 15th consecutive year.
  Introduced fiscal 2016 full year sales and EPS guidance of $1.16-1.20 billion and $1.20-1.40, respectively, excluding restructuring charges associated with incremental cost reduction actions.

Robert C. Arzbaecher, Chairman, President and CEO of Actuant commented, “Fourth quarter sales and operating earnings were in line with our expectations and reflect the continuing impact of the downturn across key end markets including energy, agriculture and general industrial. Our focus remains on tightly managing costs while continuing to fund our best growth initiatives across the businesses. On the cost front, we again achieved a year-over-year percentage reduction in SA&E expense greater than the decline in revenues. However, gross profit and operating margins in the fourth quarter were down due to the adverse impact of lower production and absorption levels associated with inventory destocking, approximately $3 million of downsizing costs, unfavorable sales mix, and negative purchase price variances driven by the stronger US dollar. We were especially pleased with the strong fourth quarter cash flow which drove our 15th consecutive year of free cash flow conversion of net earnings in excess of 100%, which provides the fuel for future business growth.

Given our expectations of continued sluggish demand in fiscal 2016, we are undertaking actions to further simplify our business and rationalize the cost structure. This will position Actuant for stronger profitable growth as end market demand improves. We expect fiscal 2016 to be a transformative year for Actuant and I am excited to be able to launch these important actions to help achieve our vision.”

Consolidated Results

Consolidated sales for the fourth quarter were $300 million, 15% below the $354 million in the comparable prior year quarter. Core sales declined 7%, unfavorable foreign currency exchange rate changes negatively impacted sales by 8% and the net impact of acquisitions and divestitures was neutral. Fiscal 2015 fourth quarter earnings and EPS were $22.1 million, or $0.37 per share, compared to $35.6 million and $0.51 per share, respectively, in the comparable prior year quarter. The prior year included $2.8 million, or $0.04 per share gain on the sale of the RV business. Excluding this item, EPS declined 21% to $0.37 from $0.47 in the comparable prior year quarter (see attached reconciliation of earnings).

Sales for the fiscal year ended August 31, 2015 were $1,249 million, 11% lower than the $1,400 million in the prior year. Excluding the 6% decline from the stronger US dollar and neutral impact of acquisitions and divestitures, full year core sales declined 5%. Fiscal 2015 earnings from continuing operations were $19.9 million or $0.32 per diluted share. Excluding the $84 million ($1.33 per share) second quarter non-cash impairment charge, earnings and EPS from continuing operations in fiscal 2015 were $102.5 million, or $1.65 per diluted share, compared to $138.6 million, or $1.91 per diluted share for the prior year, excluding the aforementioned RV gain (see attached reconciliation of earnings).

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2015	2014	2015	2014
Sales	$100.0	$111.9	$402.5	$413.9
Operating Profit	$26.3	$32.8	$105.7	$120.2
Operating Profit %	26.3%	29.3%	26.3%	29.1%

Fourth quarter fiscal 2015 Industrial segment sales were $100 million, 11% lower than the comparable prior year period. Unfavorable currency translation was a 6% headwind, and core sales declined 5%. Integrated Solutions sales declined on a year-over-year basis with the wind-down of certain large project related activity. Industrial Tool demand increased modestly in Europe but declined overall due to sluggish activity levels across industrial markets in China and North America, including the impact of distributor destocking. Sequentially, the North American sales rate of change improved modestly while China weakened further. Fourth quarter margins declined year-over-year due to the lower sales, reduced overhead absorption associated with inventory reduction actions, and unfavorable purchase price variances resulting from the stronger US dollar.

Energy Segment
(US $ in millions)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2015	2014	2015	2014
Sales	$100.8	$123.2	$411.9	$462.4
Operating (Loss) Profit	$9.1	$18.0	$(41.4)	$56.4
Adjusted Operating Profit (1)	$9.1	$18.0	$43.0	$56.4
Adjusted Operating Profit % (1)	9.0%	14.7%	10.4%	12.2%

(1) Excludes second quarter fiscal 2015 pre-tax impairment charge of $84.4 million.

Fiscal 2015 fourth quarter Energy segment sales declined 18% year-over-year to $101 million. Excluding the unfavorable 10% foreign currency headwind, the 8% core sales decline was in line with expectations. Cortland continued to experience the impact of lower customer upstream capital spending, and posted a core sales reduction in line with its year-to-date pace. Hydratight’s core sales grew modestly in the quarter reflecting the commencement of service work on previously deferred maintenance projects, as well as solid activity levels in the Middle East. Viking core sales declined as expected, resulting from lower Asia Pacific activity as certain large mooring projects were completed. Fourth quarter operating profit margin declined due primarily to the high decremental margins at Viking, unfavorable mix at Hydratight (more service, less product and rental), restructuring costs, and lower production absorption, all of which were partially offset by cost reduction actions throughout the segment.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2015	2014	2015	2014
Sales	$99.5	$119.3	$434.9	$523.6
Operating Profit	$3.2	$5.6	$19.8	$41.9
Operating Profit %	3.2%	4.7%	4.6%	8.0%

Fourth quarter fiscal 2015 Engineered Solutions segment sales were $100 million, 17% below the prior year. Excluding the 1% decline from the June 2014 RV product line divestiture and the 8% decrease from the stronger US dollar, core sales were 8% lower year-over-year. Stronger year-over-year European OEM heavy-duty truck production benefited core sales growth, however essentially all other segment end markets experienced weak fourth quarter demand, partially the result of customer inventory destocking. Fourth quarter operating profit margin declined year-over-year on lower volumes and manufacturing absorption, unfavorable purchase price variance associated with the stronger US dollar, and restructuring costs.

Corporate and Income Taxes

Corporate expenses of $9.8 million in the fourth quarter of fiscal 2015 were $1.5 million above the prior year due to an adverse legal matter and former CEO separation costs. Fourth quarter income taxes included the benefit of tax planning projects, favorable provision to return adjustments and other favorable income tax adjustments.

Financial Position

Net debt at August 31, 2015 was $419 million (total debt of $588 million less $169 million of cash), which was $73 million lower than the prior quarter end due to strong fourth quarter cash flow. Partially offsetting this was $7 million of cash used to repurchase approximately 0.3 million shares of common stock, as well as the impact of unfavorable foreign currency movements on net debt. At August 31, 2015, the Company had a net debt to EBITDA leverage ratio of 2.2 and nearly $600 million in revolver availability under the newly amended and extended credit agreement.

Outlook

Arzbaecher continued, “Actuant’s fiscal 2016 outlook reflects the existing weakness in our end markets. The first half in particular is expected to continue recent core sales trends, but should give way to sequential improvement in the back half of the year as well as easier comparisons. In particular, Energy experienced growth in the first half of fiscal 2015 and is only now seeing the full brunt of reduced oil & gas prices. We expect customers in our other segments to exhibit weak first half order patterns as part of inventory reduction efforts. Finally, foreign currency headwinds associated with the stronger US dollar will also be most acute in the early part of the fiscal year due to prior year comparisons.

We intend to further simplify our business and reduce our cost structure during the year. We are in the process of taking several incremental restructuring actions, and the related $25 million of pre-tax costs will be recognized over the next eighteen months as we exit certain facilities and reduce organizational complexity. Given the inherent difficulty in estimating the quarterly timing of the charges from such actions, we have excluded these charges from fiscal 2016 earnings guidance, but expect an approximate two year payback. Our guidance also excludes the impact of potential acquisitions and stock buybacks, which will be incorporated into future quarterly guidance updates as they occur.

We currently project full year fiscal 2016 sales in the range of $1.16 - 1.20 billion, reflecting a core sales decline of 1-4%, and $40 million of headwind from the stronger US dollar. EPS (excluding restructuring charges, future stock buybacks and acquisitions) is expected to be in the range of $1.20-1.40, reflecting the lower projected sales volume, unfavorable sales mix within the Energy segment and across our three segments, and a higher effective tax rate (estimated at 17-19%). Full year free cash flow is expected to be in the range of $110-120 million. First quarter guidance includes sales in the $275-285 million range on a 7-9% core sales decline, and EPS of $0.20-0.25 (excluding restructuring charges, future stock buybacks and acquisitions).

We are taking specific actions that we expect will help deliver 18% EBITDA margins in fiscal 2018, up from approximately 15% today. The majority of this improvement will be driven by internal initiatives such as simplification of organization structures and the next phase of facility consolidations. In addition, we expect to benefit from meaningful improvement in end market demand supplemented by disciplined capital deployment on tuck-in acquisitions. By focusing on a few critical initiatives, Actuant should be positioned to achieve double-digit EBITDA CAGR over the next three years reaching an approximate $300 million run rate by fiscal 2018.”

In closing, Arzbaecher stated, “Actuant is well-positioned to provide customers with advanced products and services, while funding both its internal simplification efforts and growth plans. The benefit of these actions will become increasingly clear as our end markets recover. These foundational improvements in our cost structure, combined with disciplined capital allocation, should drive increased shareholder value over the long-term.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, September 30, 2015. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2015	2014

ASSETS
Current assets
Cash and cash equivalents	$168,846	$109,012
Accounts receivable, net	193,081	227,008
Inventories, net	142,752	162,620
Deferred income taxes	12,922	11,050
Other current assets	42,788	33,300
Total current assets	560,389	542,990

Property, plant and equipment, net	142,458	169,101
Goodwill	608,256	742,770
Other intangible assets, net	308,762	365,177
Other long-term assets	17,052	36,841

Total assets	$1,636,917	$1,856,879

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$118,115	$145,798
Accrued compensation and benefits	43,707	52,964
Current maturities of debt and short-term borrowings	3,969	4,500
Income taxes payable	14,805	38,347
Other current liabilities	54,460	57,512
Total current liabilities	235,056	299,121

Long-term debt	584,309	385,500
Deferred income taxes	72,941	96,970
Pension and postretirement benefit accruals	17,828	15,699
Other long-term liabilities	53,782	57,878
Total liabilities	963,916	855,168

Shareholders' equity
Capital stock	15,787	15,695
Additional paid-in capital	104,308	93,449
Treasury stock	(600,630)	(388,627)
Retained earnings	1,367,176	1,349,602
Accumulated other comprehensive loss	(213,640)	(68,408)
Stock held in trust	(4,292)	(4,083)
Deferred compensation liability	4,292	4,083
Total shareholders' equity	673,001	1,001,711

Total liabilities and shareholders' equity	$1,636,917	$1,856,879

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2015	2014	2015	2014

Net sales	$300,384	$354,349	$1,249,254	$1,399,862
Cost of products sold	193,841	212,253	787,414	852,990
Gross profit	106,543	142,096	461,840	546,872

Selling, administrative and engineering expenses	71,792	87,438	299,601	332,093
Gain on product line divestiture	-	(13,495)	-	(13,495)
Amortization of intangible assets	5,970	6,453	24,332	25,166
Impairment charge	-	-	84,353	-
Operating profit	28,781	61,700	53,554	203,108

Financing costs, net	7,374	6,101	28,057	25,045
Other expense, net	595	950	106	4,037
Earnings from continuing operations before income tax expense	20,812	54,649	25,391	174,026

Income tax expense (benefit)	(1,266)	19,062	5,519	32,573
Earnings from continuing operations	22,078	35,587	19,872	141,453
Earnings from discontinued operations, net of income taxes	-	-	-	22,120
Net earnings	$22,078	$35,587	$19,872	$163,573

Earnings from continuing operations per share
Basic	$0.37	$0.52	$0.32	$1.99
Diluted	0.37	0.51	0.32	1.95

Earnings per share
Basic	$0.37	$0.52	$0.32	$2.31
Diluted	0.37	0.51	0.32	2.26

Weighted average common shares outstanding
Basic	59,314	68,025	61,262	70,942
Diluted	59,897	69,391	62,055	72,486

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2015	2014	2015	2014

Operating Activities
Net earnings	$22,078	$35,587	$19,872	$163,573
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,004	13,701	53,239	60,635
Net gain on disposal of businesses	-	(2,813)	-	(29,152)
Stock-based compensation expense	2,809	3,109	12,046	17,115
Provision (benefit) for deferred income taxes	(15,887)	4,272	(13,939)	(7,273)
Impairment charge	-	-	84,353	-
Amortization of debt discount and debt issuance costs	568	423	1,897	1,829
Other non-cash adjustments	392	178	805	(168)
Changes in components of working capital and other:
Accounts receivable	24,142	27,607	12,827	1,336
Inventories	11,684	3,761	6,608	(21,915)
Prepaid expenses and other assets	6,832	5,618	(8,761)	4,276
Trade accounts payable	(11,523)	(21,296)	(19,801)	(19,832)
Income taxes payable/refundable	36,354	(12,881)	(11,629)	(38,820)
Accrued compensation and benefits	2,620	3,226	(8,944)	11,779
Other accrued liabilities	(5,385)	(8,444)	395	(18,149)
Cash provided by operating activities	87,688	52,048	128,968	125,234

Investing Activities
Proceeds from sale of property, plant and equipment	358	238	1,244	44,274
Proceeds from sale of businesses, net of transaction costs	-	36,817	-	289,590
Capital expenditures	(5,282)	(8,018)	(22,516)	(41,857)
Business acquisitions, net of cash acquired	-	-	-	(30,500)
Cash (used in) provided by investing activities	(4,924)	29,037	(21,272)	261,507

Financing Activities
Net borrowings (repayments) on revolving credit facility	220	-	220	(125,000)
Principal repayments on term loan	-	-	(3,375)	-
Proceeds from term loan	-	-	213,375	-
Redemption of 5.625% Senior Notes	(11,941)	-	(11,941)	-
Purchase of treasury shares	(7,376)	(100,560)	(212,003)	(283,712)
Payment of contingent acquisition consideration	-	-	-	(1,585)
Debt issuance costs	(150)	-	(2,025)	-
Stock option exercises, related tax benefits and other	350	2,375	5,396	32,224
Cash dividend	-	-	(2,598)	(2,919)
Cash used in financing activities	(18,897)	(98,185)	(12,951)	(380,992)

Effect of exchange rate changes on cash	(3,146)	(3,513)	(34,911)	(723)
Net increase (decrease) in cash and cash equivalents	60,721	(20,613)	59,834	5,026
Cash and cash equivalents - beginning of period	108,125	129,625	109,012	103,986
Cash and cash equivalents - end of period	$168,846	$109,012	$168,846	$109,012

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2014					FISCAL 2015
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$98,641	$93,571	$109,809	$111,880	$413,901	$102,413	$96,488	$103,546	$100,016	$402,463
ENERGY SEGMENT	107,925	106,031	125,231	123,181	462,368	111,522	100,211	99,296	100,846	411,875
ENGINEERED SOLUTIONS SEGMENT	132,990	128,168	143,147	119,288	523,593	113,830	104,306	117,258	99,522	434,916
TOTAL	$339,556	$327,770	$378,187	$354,349	$1,399,862	$327,765	$301,005	$320,100	$300,384	$1,249,254

% SALES GROWTH
INDUSTRIAL SEGMENT	-2%	-5%	-1%	1%	-2%	4%	3%	-6%	-11%	-3%
ENERGY SEGMENT	19%	31%	26%	33%	27%	3%	-5%	-21%	-18%	-11%
ENGINEERED SOLUTIONS SEGMENT	15%	6%	7%	-3%	6%	-14%	-19%	-18%	-17%	-17%
TOTAL	10%	9%	10%	8%	9%	-3%	-8%	-15%	-15%	-11%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$26,897	$26,477	$34,123	$32,752	$120,249	$26,705	$23,517	$29,165	$26,267	$105,654
ENERGY SEGMENT	8,923	9,504	19,936	18,049	56,412	12,442	8,680	12,774	9,106	43,002
ENGINEERED SOLUTIONS SEGMENT	13,190	9,548	13,560	5,638	41,936	6,278	2,010	8,313	3,188	19,789
CORPORATE / GENERAL	(5,363)	(6,548)	(8,839)	(8,234)	(28,984)	(7,207)	(6,301)	(7,250)	(9,780)	(30,538)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	$43,647	$38,981	$58,780	$48,205	$189,613	$38,218	$27,906	$43,002	$28,781	$137,907
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	13,495	13,495	-	-	-	-	-
IMPAIRMENT CHARGE	-	-	-	-	-	-	(84,353)	-	-	(84,353)
TOTAL	$43,647	$38,981	$58,780	$61,700	$203,108	$38,218	$(56,447)	$43,002	$28,781	$53,554

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.3%	28.3%	31.1%	29.3%	29.1%	26.1%	24.4%	28.2%	26.3%	26.3%
ENERGY SEGMENT	8.3%	9.0%	15.9%	14.7%	12.2%	11.2%	8.7%	12.9%	9.0%	10.4%
ENGINEERED SOLUTIONS SEGMENT	9.9%	7.4%	9.5%	4.7%	8.0%	5.5%	1.9%	7.1%	3.2%	4.6%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	12.9%	11.9%	15.5%	13.6%	13.5%	11.7%	9.3%	13.4%	9.6%	11.0%

EBITDA
INDUSTRIAL SEGMENT	$28,657	$27,907	$35,426	$35,017	$127,007	$28,715	$25,534	$31,194	$27,968	$113,411
ENERGY SEGMENT	17,923	18,130	27,898	24,809	88,760	20,011	15,732	19,278	15,348	70,369
ENGINEERED SOLUTIONS SEGMENT	17,365	13,581	18,464	9,046	58,456	11,514	5,603	12,294	6,635	36,046
CORPORATE / GENERAL	(5,235)	(6,202)	(8,659)	(7,916)	(28,012)	(7,875)	(5,111)	(7,037)	(8,770)	(28,793)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	$58,710	$53,416	$73,129	$60,956	$246,211	$52,365	$41,758	$55,729	$41,181	$191,033
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	13,495	13,495	-	-	-	-	-
IMPAIRMENT CHARGE	-	-	-	-	-	-	(84,353)	-	-	(84,353)
TOTAL	$58,710	$53,416	$73,129	$74,451	$259,706	$52,365	$(42,595)	$55,729	$41,181	$106,680

EBITDA %
INDUSTRIAL SEGMENT	29.1%	29.8%	32.3%	31.3%	30.7%	28.0%	26.5%	30.1%	28.0%	28.2%
ENERGY SEGMENT	16.6%	17.1%	22.3%	20.1%	19.2%	17.9%	15.7%	19.4%	15.2%	17.1%
ENGINEERED SOLUTIONS SEGMENT	13.1%	10.6%	12.9%	7.6%	11.2%	10.1%	5.4%	10.5%	6.7%	8.3%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	17.3%	16.3%	19.3%	17.2%	17.6%	16.0%	13.9%	17.4%	13.7%	15.3%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2014					FISCAL 2015
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$36,037	$41,392	$50,557	$35,587	$163,573	$24,674	$(64,838)	$37,958	$22,078	$19,872
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,032)	(19,088)	-	-	(22,120)	-	-	-	-	-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	33,005	22,304	50,557	35,587	141,453	24,674	(64,838)	37,958	22,078	19,872
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	(2,813)	(2,813)	-	-	-	-	-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	-	-	-	82,636	-	-	82,636
TOTAL	$33,005	$22,304	$50,557	$32,774	$138,640	$24,674	$17,798	$37,958	$22,078	$102,508

DILUTED EARNINGS PER SHARE, BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.48	$0.56	$0.70	$0.51	$2.26	$0.38	$(1.05)	$0.63	$0.37	$0.32
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.04)	(0.26)	-	-	(0.31)	-	-	-	-	-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	0.44	0.30	0.70	0.51	1.95	0.38	(1.05)	0.63	0.37	0.32
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	(0.04)	(0.04)	-	-	-	-	-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	-	-	-	1.33	-	-	1.33
TOTAL	$0.44	$0.30	$0.70	$0.47	$1.91	$0.38	$0.28	$0.63	$0.37	$1.65

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$36,037	$41,392	$50,557	$35,587	$163,573	$24,674	$(64,838)	$37,958	$22,078	$19,872
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,032)	(19,088)	-	-	(22,120)	-	-	-	-	-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	33,005	22,304	50,557	35,587	141,453	24,674	(64,838)	37,958	22,078	19,872
FINANCING COSTS, NET	6,750	6,262	5,932	6,101	25,045	6,191	7,030	7,462	7,374	28,057
INCOME TAX EXPENSE (BENEFIT)	2,751	9,089	1,671	19,062	32,573	7,792	1,980	(2,987)	(1,266)	5,519
DEPRECIATION & AMORTIZATION	16,204	15,761	14,969	13,701	60,635	13,708	13,233	13,296	12,995	53,232
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$58,710	$53,416	$73,129	$74,451	$259,706	$52,365	$(42,595)	$55,729	$41,181	$106,680
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	(13,495)	(13,495)	-	-	-	-	-
IMPAIRMENT CHARGE	-	-	-	-	-	-	84,353	-	-	84,353
EBITDA - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE (NON-GAAP MEASURE)	$58,710	$53,416	$73,129	$60,956	$246,211	$52,365	$41,758	$55,729	$41,181	$191,033

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings and diluted earnings per share, excluding special items (discontinued operations, gain on product line divestiture and impairment charge), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings (loss) or operating profit (loss) as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562